Exhibit 15

Accountant’s Acknowledgement

The Board of Directors and Shareholders

PepsiCo, Inc.:

We hereby acknowledge our awareness of the use of our reports dated April 22, 2009, July 22, 2009 and October 8, 2009 included within the Quarterly Report on Form 10-Q of PepsiCo, Inc. for the twelve weeks ended March 21, 2009, the twelve and twenty-four weeks ended June 13, 2009, and the twelve and thirty-six weeks ended September 5, 2009, incorporated by reference in Registration Statement No. 333-162261 on Form S-4.

Pursuant to Rule 436 (c) under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York

December 31, 2009